UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
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[  ] Preliminary Information Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement

Series Portfolios Trust

(Name of Registrant As Specified In Its Charter)

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SERIES PORTFOLIOS TRUST
HIGHMORE MANAGED VOLATILITY FUND
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

September 7, 2017

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF
INFORMATION STATEMENT

This Notice presents only an overview of the more complete Information Statement that is available to you on the Internet relating to the Highmore Managed Volatility Fund (the “Fund”), a series of Series Portfolios Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

Overview of Information Statement

The Information Statement describes the approval of a sub-advisor to the Fund.  Specifically, the Board of Trustees of the Trust (the “Board of Trustees”) has approved a new investment sub-advisory agreement among the Trust, on behalf of the Fund; Highmore Group Advisors, LLC (“Highmore”), the investment advisor to the Fund; and FT AlphaParity, LLC (“FT AlphaParity”), located at One International Place, 25th Floor, Boston, MA 02110 (the “Sub-Advisory Agreement”).

FT AlphaParity has been serving as a sub-advisor of the Fund pursuant to an interim sub-advisory agreement since February 15, 2017. Prior to February 15, 2017, AlphaParity, LLC (“AlphaParity”) served as sub-advisor for a portion of the assets of the Fund. In a transaction that closed on February 15, 2017, Franklin Alternative Strategies Advisers, LLC, (“FASA”) acquired substantially all of the assets of AlphaParity (the “Acquisition”). After the Acquisition, FASA became FT AlphaParity. The Acquisition resulted in a change of control of AlphaParity and, therefore, constituted an “assignment” of the existing sub-advisory agreement among the Trust, AlphaParity and Highmore (the “Prior Sub-Advisory Agreement”).  An investment advisory or sub-advisory agreement automatically terminates upon its assignment under applicable provisions of the Investment Company Act of 1940 (the “1940 Act”).

To maintain continuity of management until such time as a new sub-advisory agreement could be approved, the Board of Trustees approved an interim investment sub-advisory agreement (the “Interim Sub-Advisory Agreement”), for a period not to exceed 150 days (the “Interim Period”), among the Trust, on behalf of the Fund; Highmore; and FT AlphaParity.

During the Interim Period, Highmore and the Trust received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits Highmore, subject to certain conditions, to enter into a new sub-advisory agreement with an unaffiliated sub-advisor or to materially amend the terms of an existing sub-advisory agreement, provided the new agreement or the changes to an existing agreement are approved the by Board of Trustees, including a majority of Trustees who are not parties to the agreement nor interested persons, as defined in the 1940 Act, as amended, without obtaining shareholder approval.  Pursuant to the Manager of Managers Order, the Board of Trustees approved the new Sub-advisory Agreement among the Trust, on behalf of the Fund; Highmore; and FT AlphaParity, effective June 20, 2017, at an in-person meeting held on April 13, 2017.  The Manager of Managers Order requires that this Information Statement be provided to shareholders of the Fund.

By sending you this Notice, the Fund and the Trust are notifying you that they are making the Information Statement available to you online in lieu of mailing you a paper copy.  You may print and view the full Information Statement on the Fund’s website at http://www.highmorefunds.com/ until at least December 6, 2017.  You may request a paper or email copy of the Information Statement, free of charge, by contacting the Fund in writing at Highmore Managed Volatility Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or by calling (toll-free) 1-844-HMRFUND (844-467-3863) by December 6, 2017.  If you do not request a paper or email copy by this date, you may not otherwise receive a copy.

In an effort to decrease cost, the Fund will mail only one copy of this notice to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from at least one of the shareholders.  If you need additional copies of this notice and you are a holder of record of your shares, please contact the Fund in writing at Highmore Managed Volatility Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or by calling (toll-free) 1-844-HMRFUND (844-467-3863).

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

SERIES PORTFOLIOS TRUST
HIGHMORE MANAGED VOLATILITY FUND
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISOR

A Notice of Internet Availability of this Information Statement is being mailed on or about September 7, 2017 to shareholders of record as of June 30, 2017 (the “Record Date”). This Information Statement is being furnished to you by the Board of Trustees (the “Board”) of Highmore Managed Volatility Fund (the “Fund”), a series of Series Portfolios Trust (the “Trust”), a Delaware statutory trust with principal offices located at 615 East Michigan Street, Milwaukee, WI 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Trust and the investment advisor to the Fund, Highmore Group Advisors, LLC (“Highmore” or the “Advisor”), received from the U.S. Securities and Exchange Commission (the “SEC”). Under the Manager of Managers Order, the Advisor may, subject to certain conditions, enter into a new sub-advisory agreement with an unaffiliated sub-advisor or materially amend the terms of an existing sub-advisory agreement, provided the new agreement or the changes to an existing agreement are approved the Board, including a majority of Trustees who are not interested persons, as defined in the 1940 Act, as amended, without obtaining shareholder approval.  The Manager of Managers Order requires that an Information Statement (or Notice of Internet Availability of Information Statement) be provided to shareholders of the Fund.

This Information Statement is being sent to the shareholders of the Fund to provide them with information about a new investment sub-advisory agreement among the Trust, on behalf of the Fund, Highmore, and FT AlphaParity, LLC (“FT AlphaParity”), as a sub-advisor for the Fund effective June 20, 2017.  Hereinafter, FT AlphaParity may also be referred to as the “Sub-Advisor.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT:
This Information Statement is available at http://www.highmorefunds.com/managed-volatility-fund/

THIS INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND NO ACTION IS REQUESTED ON YOUR PART.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

The Advisor will bear the expenses incurred with printing, mailing and filing this Information Statement.  One Notice of Internet Availability of this Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders.

THE FUND’S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS, ONCE THE FUND HAS COMPLETED ITS FIRST FISCAL YEAR,WILL BE AVAILABLE FREE OF CHARGE ON THE INTERNET AT HTTP://WWW.HIGHMOREFUNDS.COM/, BY WRITING TO THE FUND AT HIGHMORE MANAGED VOLATILITY FUND, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201 OR CALLING 1-844-HMRFUND (844-467-3863).

INTRODUCTION

The Advisor serves as the investment manager to the Fund. The Advisor employs a “manager of managers” structure in managing the assets of the Fund. In order to avail itself of the “manager of managers” structure, the Advisor and the Trust requested and received an exemptive order from the SEC on June 20, 2017 (the “Manager of Managers Order”).

Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of a fund. The Manager of Managers Order exempts the Advisor and the Trust from the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisors and approve new sub-advisory agreements or to materially amend the terms of an existing sub-advisory agreement on behalf of the Trust without shareholder approval. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of a sub-advisor to the Board.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Manager of Managers Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the Fund will notify its shareholders of the changes. This Information Statement provides such notice of the changes and presents details regarding FT AlphaParity and its related sub-advisory agreement (the “Sub-Advisory Agreement”).

INVESTMENT ADVISOR

Highmore Group Advisors, LLC, located at 120 Fifth Avenue, 6th Floor, New York, NY 10011, has served as advisor to the Fund since its inception on November 1, 2016 pursuant to an Investment Advisory Agreement dated October 11, 2016 (the “Advisory Agreement”). The Advisory Agreement was initially approved by the Board on October 11, 2016, and was submitted to a vote of, and was approved by, the initial shareholder of the Fund on November 1, 2016. The Advisory Agreement remains effective for an initial two-year period, following which the Advisory Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to the Advisory Agreement nor interested parties thereof as defined in the 1940 Act (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement may be terminated by the Trust on behalf of the Fund at any time without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund upon not more than sixty (60) days’ written notice to the Advisor, and by the Advisor upon sixty (60) days’ written notice to the Fund. The Advisory Agreement will also terminate automatically in the event of its assignment as defined in the 1940 Act.

Pursuant to the Advisory Agreement, the Advisor is responsible for management oversight, as well as providing compliance, sales, marketing, and operations services to the Fund. The Advisor is also responsible for selecting the Fund’s sub-strategies, identifying and retaining sub-advisors, and for determining the amount of Fund assets to allocate to each sub-advisor. The Advisor may also directly manage a portion of the assets in the Fund, and is responsible for the oversight of the sub-advisors on a day-to-day basis.

For its services, the Fund pays the Advisor a monthly management fee that is calculated at the annual rate of 1.80% of the Fund’s average daily net assets, and from this management fee, the Advisor pays each sub-advisor a sub-advisory fee.

In addition, the Advisor has contractually agreed to reduce its management fees and/or absorb expenses of the Fund until at least November 1, 2018, to ensure that total annual fund operating expenses after fee waiver and/or expense reimbursement (excluding front end or contingent deferred sales loads, Rule 12b-1 fees, shareholder servicing plan fees, taxes, leverage/borrowing interest, interest expense, dividends paid on short sales, brokerage and other transactional expenses, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization, or extraordinary expenses) will not exceed 2.25% of the daily average net assets of each of the Fund’s share class. The Advisor may request recoupment of previously waived fees and paid expenses from the Fund for three fiscal years from the date they were waived or paid, provided that the Fund is able to make the recoupment without exceeding the lesser of the Expense Cap (i) in effect at the time of the waiver or reimbursement, or (ii) in effect at the time of recoupment.

For the fiscal period ended June 30, 2017, the Advisor received $482,203.20 for its advisory services.

INVESTMENT SUB-ADVISOR

Prior to February 15, 2017, AlphaParity, LLC (“AlphaParity”) served as sub-advisor for a portion of the assets of the Fund. On February 15, 2017, Franklin Alternative Strategies Advisers, LLC, (“FASA”) acquired substantially all of the assets of AlphaParity (the “Acquisition”). After the Acquisition, FASA became FT AlphaParity. The Acquisition resulted in a change of control of AlphaParity and, therefore, constituted an “assignment” of the existing sub-advisory agreement among the Trust, AlphaParity and the Advisor (the “Prior Sub-Advisory Agreement”).  An investment advisory or sub-advisory agreement automatically terminates upon its assignment under applicable provisions of the 1940 Act.

To maintain continuity of management until such time as a new sub-advisory agreement could be approved, the Board approved an interim investment sub-advisory agreement (the “Interim Sub-Advisory Agreement”), for a period not to exceed 150 days (the “Interim Period”), among the Trust, on behalf of the Fund; Highmore; and FT AlphaParity.  Under the Interim Sub-Advisory Agreement, FT AlphaParity replaced AlphaParity as the sub-advisor to the Fund and received compensation no greater than the compensation AlphaParity would have received from the Advisor under the Prior Sub-Advisory Agreement.  All personnel responsible for managing the portion of the Fund’s assets allocated to FT AlphaParity remained the same.  The Fund’s investment objective, principal investment strategies and investment policies also remained the same.

During the Interim Period, the Advisor and the Trust received the Manager of Managers Order, and on April 13, 2017, the Board approved a new sub-advisory agreement among the Trust, on behalf of the Fund, the Advisor, and FT AlphaParity (the “Sub-Advisory Agreement”), located at One International Place, 25th Floor, Boston, MA 02110. Franklin Templeton Institutional, LLC, (“FTI”) 280 Park Avenue, New York, NY 10017, is a parent of the Sub-Advisor due to direct ownership of more than 75% of the voting securities of the Sub-Advisor. Franklin Resources, Inc., located at One Franklin Parkway, San Mateo, CA 94403, is a parent of the Sub-Advisor due to its direct ownership of 100% of the voting securities of FTI.

Description of the Prior Sub-Advisory Agreement

The Prior Sub-Advisory Agreement was initially approved by the Board on October 11, 2016, and was submitted to a vote of, and was approved by, the initial shareholder of the Fund on November 1, 2016.

The Prior Sub-Advisory Agreement remained in effect for a period of two years, to continue in subsequent years for successive periods of not more than one year if approved at least annually by  (i) the Board (including the vote of a majority of the Independent Trustees), the Advisor or the Sub-Advisor at a meeting called for the purpose of voting on such approval or (ii) if conducted, by the vote of a majority of the outstanding voting securities of the Fund.

The Prior Sub-Advisory Agreement was terminable by the Trust on behalf of the Fund, or by vote of a majority of the outstanding voting securities of a Fund, at any time, with or without cause, and without payment of any penalty.  The Prior Sub-Advisory Agreement could also be terminated by the Advisor, with or without cause and without the payment of any penalties, upon thirty (30) days’ written notice to the Fund and AlphaParity, and by AlphaParity, with or without cause, upon forty-five (45) days’ written notice to the Fund and the Advisor. The Prior Sub-Advisory Agreement terminated automatically upon it assignment.

The Prior Sub-Advisory Agreement provided that AlphaParity would make all investment decisions for its allocated portion of the Fund’s assets as described in the Fund’s prospectus; and that, subject to the supervision of the Advisor and oversight by the Board, AlphaParity would conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets. AlphaParity also would perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s assets. For its sub-advisory services, AlphaParity was entitled to receive, on a monthly basis, a fee based on a percentage of its allocated assets under management.

Description of the Interim Sub-Advisory Agreement

The Interim Agreement was approved by the Board on February 13, 2017, pursuant to Rule 15a-4 of the 1940 Act.

The terms of the Prior Agreement and the Interim Agreement are substantially similar, except that all fees payable to FT AlphaParity under the Interim Agreement are required to be held in an escrow account until a new sub-advisory agreement is approved by shareholders. If a new sub-advisory agreement is not approved by shareholders, then FT AlphaParity is entitled to only the lesser of the costs incurred in performing advisory services, or the amount that is held in the escrow account. In addition, the Interim Agreement expires upon 150 days, and requires 10 days’ notice to the Sub-Advisor.

Description of the Sub-Advisory Agreement

The terms of the Sub-Advisory Agreement are identical in all material aspects to the terms of the Prior Sub-Advisory Agreement, discussed above.

The Sub-Advisor does not manage assets of any other funds with principal investment strategies similar to the Fund.

BOARD CONSIDERATIONS FOR THE APPROVAL THE SUB-ADVISORY AGREEMENT

The Board considered the Sub-Advisory Agreement at a meeting held on April 13, 2017. The Board was provided with an overview of the Fund, its strategies, and information reported in the Advisor’s responses to a 15(c) questionnaire. The Board considered some of the key risks of the Fund and services proposed by the Sub-Advisor, as well as related performance information, and fee and expense information, as identified by the Sub-Advisor in its 15(c) response.

The Independent Trustees were assisted by legal counsel throughout the Sub-Advisory Agreement review process. Independent counsel to the Independent Trustees reminded the Board of the legal standards for consideration by trustees of advisory and sub-advisory agreements.  The Board used their own business judgment in determining the material factors to be considered in evaluating the Sub-Advisory Agreement and the weight to be given to each factor considered. The conclusions reached by the Board were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor. Moreover, each Trustee may have afforded different weight to the various factors in reaching his or her conclusions with respect to the approval of the Sub-Advisory Agreement.

Following their review and consideration, the Board determined that the terms of the Sub-Advisory Agreement among the Sub-Advisor, the Advisor and the Trust, on behalf of the Fund, are reasonable and that the approval of the agreement is in the best interests of the Fund and its shareholders. The Board, including the Independent Trustees, unanimously approved the Sub-Advisory Agreement.

Nature, Extent and Quality of Services

The Board considered the nature, extent and quality of services to be provided by the Sub-Advisor to the Fund and reviewed the 15(c) responses for each, which included a review of the key personnel of the Sub-Advisor.  The Board noted that the Sub-Advisor, and AlphaParity prior to February 15, 2017, has furnished a continuous investment program for the portion of assets within the Fund for which it is responsible in a manner consistent with the Fund’s investment objective and policies and regulatory restrictions.  The Board also noted that the Sub-Advisor provides research on and conducts trades for the investments to be purchased, held and sold for the portion of the Fund’s assets for which it is responsible.

The Board noted that the Sub-Advisor reported no material compliance issues to date.  The Board reviewed the Sub-Advisor’s code of ethics certification, noting that the Sub-Advisor has adopted a code of ethics as required under Rule 17j-1 of the 1940 Act.  The Board also noted the Advisor’s review of the Sub-Advisor’s compliance program, including the Sub-Advisor’s code of ethics. The Board concluded that the Sub-Advisor has compliance policies and procedures in place in order to perform its duties for the Fund.

The Board concluded that the Sub-Advisor is well staffed and offers the experience and expertise to continue to provide high quality services.

Investment Performance

The Board considered and discussed the Fund’s since-inception returns, while noting that the Fund was recently formed, and noted that the Sub-Advisor’s since-inception performance was lower than that of the index selected by the Advisor during the same period. The Board concluded that it would continue to monitor the Sub-Advisor’s performance over a longer period and would likely be able to better understand the Sub-Advisor’s performance once there was a lengthier operating history of the Fund to analyze.

Fees and Expenses; Profitability

The Board reviewed and considered the costs of services provided and profits to be realized by the Advisor in the event that the Sub-Advisor was hired, noting that the Sub-Advisory Agreement would not affect the amount of fees paid by the Fund to the Advisor.

The Board noted that the proposed sub-advisory management fee for the Fund was within the range of its peer group and Morningstar Category, as well as the range of sub-advisors already hired by the Advisor. Furthermore, the Sub-Advisor’s sub-advisory management fee was the same fee as that already paid by the Advisor to the Sub-Advisor under the Interim Sub-Advisory Agreement, and was the same fee as that paid by the Advisor to AlphaParity under the Prior Sub-Advisory Agreement.  After a discussion, the Board agreed that the Fund’s proposed management fee was reasonable.

Economies of Scale

Given the short operational history of the Fund, the Board acknowledged the inherent limitations of any analysis of potential economies of scale and noted that it would have an opportunity to consider economies of scale as the Fund realizes meaningful asset growth in the context of future contract renewals.

Ancillary Benefits to the Sub-Advisor

The Board received and considered information regarding potential “fall-out” or ancillary benefits to the Sub-Advisor, as a result of its relationship with the Fund.  Ancillary benefits could include, among others, benefits attributable to research credits generated by Fund portfolio transactions, though the Sub-Advisor currently maintains no relationships with brokers which would allow the Sub-Advisor to take advantage of such credits.  The Board considered that ancillary benefits could also include benefits potentially derived from an increase in the Sub-Advisor’s business as a result of its relationship with the Fund (such as the ability to market to shareholders other potential financial products and services offered by the Sub-Advisor, or to operate other products and services that follow investment strategies similar to those of the Fund).

Based on its consideration of the factors and information it deemed relevant, including those described here, the Board did not find that any ancillary benefits that may be received by the Sub-Advisor were unreasonable.

Conclusion

Based on the Board’s deliberations and its evaluation of the information received from the Advisor and the Sub-Advisor regarding the Sub-Advisory Agreement and other factors and information it believed to be relevant in exercise of its reasonable business judgment, the Board, including all of the Independent Trustees, unanimously concluded that the fee structure is reasonable and approved the Sub-Advisory Agreement for an initial term of two years.

ADDITIONAL INFORMATION ABOUT THE FUND

Investment Advisor

The Advisor is controlled by Highmore Group Holdings LP, located at 120 Fifth Avenue, 6th Floor, New York, NY 10011,  by virtue of its ownership interest in the Advisor, as well as Highmore Group GP LLC, located at 120 Fifth Avenue, 6th Floor, New York, NY 10011, by virtue of its ownership interest in Highmore Group Holdings LP.

 The following table is a list of the officers of the Advisor and their positions with the Fund, if any.  The business address for the officers listed below is the same as the Advisor’s principal address.

Name	Position with Advisor	Position with Fund
Douglas A. Kamin	Chief Compliance Officer	None
Brian M. Altenburg	Partner	Co-Portfolio Manager
Dipak P. Jogia	Partner	Co-Portfolio Manager

Highmore currently does not act as investment advisor or investment sub-advisor to any registered investment companies (mutual funds) having similar investment objectives and strategies to those of the Fund.

Investment Sub-Advisor

The following table is a list of the officers of the Sub-Advisor and their positions with the Fund, if any.  The business address for the officers listed below is the same as the Sub-Advisor’s principal address.

Name	Position with Sub-Advisor	Position with Fund
John C. Pickart	Executive Vice President, Chief Financial Officer	None
Bjorn A. Davis	Chief Compliance Officer	None
Mark L. Constant	Treasurer	None
Stephen P. Burke	Executive Vice President	None
William Y. Yun	Chief Executive Officer	None

FT AlphaParity currently does not act as investment advisor or investment sub-advisor to any registered investment companies (mutual funds) having similar investment objectives and policies to those of the Fund.

Fund Shares Owned by Certain Beneficial Owners

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of the Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.  For each control person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parent entity are listed.

As of the Record Date, the total shares outstanding of each Class of the Fund were:

Share Class	Shares Outstanding
Advisor Class	0
Institutional Class	6,731,429

As of the close of business on the Record Date, the following persons or entities were the only persons or entities who were record owners or, to the knowledge of the Fund, were beneficial owners of 5% or more of the Fund’s outstanding shares.

Shareholder	Shares	% Ownership	Ownership Type
NFS LLC FEBO Customers 101 101st Avenue SE Bellevue, WA 98004	6,726,975	99.9%	Beneficial

As of the close of business on the Record Date, no officers or Trustees held beneficially any shares of the Fund.

Other Service Providers

Distributor

Quasar Distributors, LLC, 777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202, is the principal underwriter/distributor for the shares of the Fund.  The distributor is a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc.  Shares of the Fund are offered on a continuous basis.

Administrators

U.S. Bancorp Fund Services, LLC (“USBFS”), with principal offices located at 615 East Michigan Street, Milwaukee, WI 53202 acts as administrator to the Fund.

Fund Accountant and Transfer Agent

USBFS also serves as the Fund’s accountant, transfer agent and dividend disbursing agent under separate agreements with the Fund.

Custodian

U.S. Bank, N.A., (the “Custodian”) which has its principal office at 1555 N. Rivercenter Dr., Milwaukee, WI 53212, serves as the custodian of the Fund’s assets pursuant to a Custody Agreement between the Custodian and the Trust on behalf of the Fund.

Shareholder Proposals

The Fund is not required to hold regular meetings of shareholders each year.  Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

Householding

If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of the Notice of Internet Availability or this Information Statement will be sent to shareholders at the same address.  If you would like to receive a separate copy of the Information Statement or Annual or Semi-Annual Reports, please call 844-HMRFUND (844-467-3863) or write to the Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI  53201-0701.  If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please contact the Fund by calling or writing the Fund at the telephone number or address above.